Lawrence E. Jaffe
                                Attorney at Law
                              777 Terrace Avenue
                          Hasbrouck Heights, NJ 07604
                                (201) 288-8282
                               Fax: 201-288-8208


                               February 20, 2004


William P. Thomas
c/o Prudential Zach Realtors
675 Route 72 East
Manahawkin, NJ 08050

     RE:  Lease Renewal
          DCA of Manahawkin, Inc. and William Thomas
          675 Route 72 East, Manahawkin, NJ

Dear Mr. Thomas:

     You had forwarded a letter to Bart Pelstring for the lease renewal for space leased from you as Lessor and Dialysis Services, of NJ, Inc. - Manahawkin, now DCA of Manahawkin, Inc. ("Lessee") located at 675 Route 72 East, Manahawkin, NJ. My client provided the materials to me, but I was out of the country and apologize for the delay. As you know, the space consists of 3,659 square feet under the January, 1997 lease and 944 square feet under the June, 1997 Addendum, for an aggregate of actual rental space of 4,603 square feet (the "Space"). The January, 1997 lease and June, 1997 Addendum will be collectively referred to as the "Lease."

     Lessee acknowledges your letter of January 21, 2004 and confirms your assumption that it did not deliver notice of its intent not to renew the Lease for the Space. As a consequence, the automatic renewal of the Lease for the first five-year renewal period, as provided for in Article 5 of the Lease ("First Renewal Period") has been triggered.

     While we are not confirming or denying your statement that rent charges have increased along Route 72 in Manahawkin, with respect to the Space, Lessee is prepared, subject to the discussion below, to accept a one-time increase in the rent fee to be charged for the First Renewal Period.

     In your January 21st letter, you submitted a rent increase for this First Renewal Period equal to 14.416% of the annual rent fee paid by Lessee during the initial Lease term. You based such increase upon the percentage increase in the Consumer Price Index (CPI-U) for the period of October, 1998 through October, 2003. Please note the Commencement Date of the Lease was December 1, 1998.(1)

     Your application of the CPI-U was based upon the United States Department of Labor's ("USDOL") published index applicable to the region encompassing New York, Northern New Jersey and Long Island. However, the Space (our Facility) is geographically located in the southeastern portion of

---------------
(1) See your "Release" dated 8/9/00 (enclosed); this Commencement Date will actually be beneficial to you, since it increases the computation of the rent for the First Renewal Period by approximately $40 per year.

New Jersey. Therefore, the appropriate index to apply is the USDOL's published index for the region encompassing Philadelphia, Wilmington, Atlantic City (for these purposes, the "Mid-Atlantic Region"). The difference in the CPI-U index for the Mid-Atlantic Region for the period from December, 1998 (CPI-U of 169.0) through December, 2003 (CPI-U of 189.0), reflects a percentage increase of 11.834%.

     Consequently, Lessee is prepared to accept a one-time 11.834% increase in the annual rent fee to be charged during the First Renewal Period. By our calculations, such percentage increase will result in a $5,174.83 increase in the annual rent due (11.834% of the $43,728.50 annual rent paid by Lessee during the initial term of the Lease), to $48,903.33 per annum, for a monthly rent fee during the term of the renewal period of $4,075.28.

     Please note that the foregoing adjustment of the rent fee for the term of the First Renewal Period shall have no impact or otherwise amend or adjust the additional rent or any other costs or charges as set forth in the Lease and, except as otherwise specifically provided for in the Lease, shall not act or be deemed to amend or modify any other term or provision of the Lease.

     Attached is the recalculation of the rent owed for December, 2003, January and February, 2004 based upon the new rental for the First Renewal Period and the casualty insurance and real estate taxes as you had provided.

     If you agree with the Lessee's proposal for the one-time increase in the rent fee for the term of the First Renewal Period, please indicate such acceptance by executing in the appropriate signature block below and return a countersigned copy of this letter to the undersigned by facsimile and regular mail. We will adjust the March, 2004 rent payment as per the attached chart.

                                       Very truly yours,

                                          /s/ Lawrence E. Jaffe
                                       By:------------------------------
                                          LAWRENCE E. JAFFE, ESQ.

Reviewed, acknowledged and accepted:

                                       WILLIAM P. THOMAS

                                           /s/ William P. Thomas
                                       By:-----------------------------
                                           WILLIAM P. THOMAS

                            DCA of Manahawkin, Inc.

                              February 19, 2004



Due 12/1/03          $  3,644.04     December, 2003 rent
Received payment       (3,874.37)    Received check # 23465 dated 11/26/03 for
                                     Dec., 2003 rent & casualty insurance
*Due immediately          431.24     Adjusted Dec., 2003 rent due to rent
                                     renewal
Due 1/1/04              3,644.04     January, 2004 rent
Received payment       (3,782.92)    Received check #24029 dated 12/31/03 for
                                     January, 2004 rent & casualty insurance
*Due immediately          431.24     Adjusted January, 2004 rent due to rent
                                     renewal
*Due 2/1/04             4,075.28     February, 2004 rent
*Due 2/1/04               129.92     Cas. insurance for February, 2004
*Due 2/1/04             2,633.20     2004 first quarter rent property taxes
                                     ($4,724.34 x 46% = $2,633.20)
**Received payment      7,981.38     Received check #24505 dated 1/29/04 for
                                     rent of $4,168.781(2); cas. insurance and real property taxes okay.


*Due                   $  431.24
                          431.24
                        4,075.28
                          129.92
                        2,633.20
                       ---------
*Total Due             $7,700.88
**Total Paid            7,981.38
To be credited to      ---------
  March, 2004 rent     $  280.50
                       =========

---------------

(2) Overpayment erroneously paid without proper authorization; readjusted, see attached letter.